EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 19th day of June, 2008 (the “Effective Date”), is made among Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company (the “Company”), its parent Eagle Bulk Shipping Inc., a Marshall Islands corporation (the “Parent”) and Sophocles N. Zoullas (the “Executive”).

WHEREAS, the Executive has entered into an employment agreement with the Company dated March 1, 2005, and amended March 25, 2008 to extend the term of such agreement to June 1, 2008;

WHEREAS, the Board of Directors of the Parent (the “Board”) has determined that it is in the best interests of the Company and the Parent for the Executive to continue to serve as the Chief Executive Officer of the Company and Chairman of the Board subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Executive desires to accept such continued service, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company, the Parent and the Executive agree as follows:

1. Employment Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for a five-year period (the “Employment Term”) commencing on the Effective Date and terminating on the fifth anniversary of such date or upon an earlier Date of Termination, as defined in Section 3(f) below; provided, however, that commencing on the third anniversary of the date hereof and each anniversary thereafter the Employment Term shall automatically be extended for one additional year unless, not later than 90 days prior to any such anniversary, either party hereto shall have notified the other party hereto that such extension shall not take effect.

2. Terms of Employment.

(a)	Position and Duties.

(i) During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with such position, and shall report to the Board. In addition, during the Employment Term, the Executive shall serve as Chairman of the Board. The Executive’s principal location of employment shall be at the Company’s offices in New York, New York; provided, however, that the Executive may be required under reasonable business circumstances to engage in business travel in connection with performing his duties under this Agreement.

(ii) During the Employment Term, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and the Parent and use his reasonable best efforts to faithfully perform his duties and responsibilities; but notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive (i) from engaging, consistent with his duties and responsibilities hereunder, in charitable, educational and community affairs, including serving on the board of directors of any charitable, educational or community organization, (ii) from managing his personal passive investments, (iii) upon approval of the Board, which approval shall not be unreasonably withheld, from serving as a director of another company and (iv) from engaging in activities approved by the Board. The Executive agrees not to take personal advantage of any business opportunities relating to general shipping which may arise during the Executive’s employment hereunder which could reasonably be expected to be business opportunities that the Company or the Parent might pursue. The Executive further agrees to disclose all such opportunities, and the material facts attendant thereto, to the Board for consideration by the Company and the Parent. If within 15 business days of the Executive disclosing such business opportunities to the Board, the Board fails to adopt a resolution (and to provide a copy of same to the Executive) that it may pursue such business opportunity, the Company and the Parent will be deemed to have declined to pursue such opportunity, in which event the Executive shall be free to pursue it.

(b) Compensation and Benefits.

(i) Base Salary. During the Employment Term, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less than $875,000 payable pursuant to the Company’s normal payroll practices. During the Employment Term, the current Annual Base Salary shall be reviewed for increase at such time, and in the same manner as the salaries of senior officers of the Company are reviewed generally.

(ii) Annual Bonus. For each calendar year of the Company completed during the Employment Term, the Executive shall be eligible to receive a discretionary cash bonus (“Annual Bonus”) as determined by the Compensation Committee of the Board (the “Committee”). The Annual Bonus shall be paid as soon as practicable following the determination of such bonus by the Committee and in no event later than the 15th day of the third month following the end of the taxable year (of the Company or the Executive, whichever is later) for which the bonus is payable.

(iii) Equity Compensation Plans. During the Employment Term, the Executive shall be eligible to receive equity-incentive compensation in the Parent to be awarded in the sole discretion of the Committee at levels commensurate with the benefits provided to other senior officers and with adjustments appropriate for his position as the Chief Executive Officer and Chairman of the Board. All such equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and agreements, and in all cases shall be as determined by the Committee.

(iv) Initial Equity Grants. Effective as of the Effective Date, the Company shall grant Executive 833,333 restricted stock units (and related dividend equivalent rights) under the Company’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”), vesting ratably over a five year period, 20% on each anniversary of the date of grant, in accordance with and subject to the terms and conditions set forth in the Stock Incentive Plan and the award agreement substantially in the form attached hereto as Exhibit B.

(v) Benefits. During the Employment Term, the Company shall provide the Executive with participation in such benefit plans and fringe benefits as it provides generally to similarly situated senior executives, all in accordance with the eligibility provisions of such plans and benefits.

(vi) Expense Reimbursement. During the Employment Term, the Executive shall, upon submission of adequate documentary evidence reasonably satisfactory to the Company, be entitled to reimbursement of reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time. All expenses reimbursable pursuant to this Agreement shall be reimbursed by the end of the calendar year following the year in which the expenses were incurred.

(vii) Vacation. During the Employment Term, the Executive shall be eligible for paid vacation in accordance with the policies of the Company as may be in effect from time to time for senior officers generally; provided, however, that during each calendar year of the Employment Term, Executive shall be entitled to at least four (4) weeks of paid vacation.

(viii) Life Insurance. The Company shall continue to provide the Executive with a life insurance policy during the Employment Term of this Agreement, as determined by mutual agreement of the Company and the Executive.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may provide the Executive with a Notice of Termination. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for 180 consecutive days or for 180 intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the parties cannot agree on a licensed physician, each party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Term either with or without Cause by providing a Notice of Termination to the Executive, provided that if such termination is with Cause, such Notice of Termination may be provided to the Executive at any time following the adoption of a written resolution by the Board (which shall require an affirmative vote of not less than a majority of the Board (not including the Executive)) that there is “Cause” for such termination. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s continuing refusal to perform his duties or to follow a lawful direction of the Board;

(ii) the Executive’s intentional act or acts of dishonesty which Executive intended to result in his personal, more-than-immaterial enrichment;

(iii) the Executive’s documented willful malfeasance or willful misconduct in connection with his employment or Executive’s willful and deliberate insubordination; or

(iv) the Executive is convicted of a felony or the Executive enters a plea of nolo contendere to a felony.

(c) The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 3(c) occurs and the Executive provides the Company with written notice within 90 days after the Executive has knowledge of the occurrence or existence of the event or circumstance (the notice must specifically identify the event or circumstance that the Executive believes constitutes Good Reason), (y) the Company fails to correct the event or circumstance within 30 days after the receipt of the notice, and (z) the Executive resigns within 60 days after the date of delivery of the notice referred to in clause (x) above. “Good Reason” means, in the absence of the Executive’s written consent, any of the following:

(i) a material diminution by the Company in the Executive’s Base Salary;

(ii) solely for purposes of Section 5 below, a material diminution by the Company in the Executive’s Annual Bonus as measured against the Executive’s average Annual Bonus with respect to the two immediately preceding fiscal years (“Two Year Average Bonus”);

(iii) a material diminution in the Executive’s authority, duties, or responsibilities; provided, that, if legal or regulatory requirements mandate that the Chief Executive Officer not be the Chairman of the Board, the Executive’s removal as Chairman of the Board shall not be deemed Good Reason;

(iv) a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(v) a material diminution in the budget over which the Executive retains authority;

(vi) a material change in the geographic location at which the Executive must perform the services; or

(vii) any other action or inaction that constitutes a material breach of the terms of the Executive’s Agreement.

The Executive shall provide notice of the existence of the Good Reason condition within 90 days of the date he learns of the condition, and the Company shall have a period of 30 days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

(d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason and such termination shall not be deemed to be a breach of this Agreement.

(e) Notice of Termination. Any termination by the Company for Cause, without Cause or for Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, where applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) sets forth the applicable Date of Termination as provided below. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination.

(g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company and the Parent, including, without limitation, the Board. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

(h) Separation From Service Under Section 409A. Notwithstanding the foregoing, the Executive will not be entitled to the benefits provided in Sections 4 or 5 on account of a Date of Termination unless the Executive has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause. Subject to Section 5, if, during the Employment Term, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (2) the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 60 days (except as specifically provided in Section 4(a)(i)(A)(3) and 4(a)(iii)) after the Date of Termination, or if later, as provided in Section 8 below, the aggregate of the following amounts:

A. the sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued but unused vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 2(b)(vii) but have not been reimbursed by the Company as of the Date of Termination, subject to such deadline for payment set forth in such section, (3) the Executive’s Annual Bonus for the calendar year immediately preceding the calendar year in which the Date of Termination occurs if such bonus has been determined or earned but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid), and (4) the product of the Executive’s Two Year Average Bonus multiplied by a fraction, the numerator of which is the number of days in the year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 (collectively, the “Accrued Obligations”); and

B. the amount equal to the product of (x) two and (y) the sum of (I) the Executive’s Annual Base Salary and (II) the Executive’s Two Year Average Bonus; and

(ii) for two years after the Executive’s Date of Termination, the Company shall continue medical and life insurance benefits to the Executive (and, if applicable, to any dependents of the Executive who received such benefits under his coverage prior to the Date of Termination) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, that the Executive continues to make all required contributions; and

(iii) all equity awards in the Parent held by the Executive (“Equity Awards”) shall become fully vested and exercisable.

Except with respect to payments and benefits under Sections 4(a)(i)(A)(l) and 4(a)(i)(A)(2) and 4(a)(iii), all payments and benefits to be provided under this Section 4(a) shall be subject to the Executive’s delivering to the Company, and not revoking, a signed release of claims substantially in the form of Exhibit A hereto within fifty-two days following Executive’s Date of Termination.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or if the Executive terminates his employment without Good Reason during the Employment Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2), and (except in the event of a termination by the Company for Cause) (3) and (4) of Section 4(a)(i)(A) above.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than: (i) the obligation to pay or provide to the Executive’s beneficiaries the Accrued Obligations, and (ii) the vesting of Equity Awards as provided in subsection (e) below.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive, other than: (i) the obligation to pay or provide to the Executive the Accrued Obligations, and (ii) the vesting of Equity Awards as provided in subsection (e) below.

(e) Vesting of Equity on Death or Disability. With respect to Executive’s Equity Awards, if the Executive’s employment is terminated by reason of death or Disability: (i) any stock options or stock appreciation rights shall become fully exercisable and shall remain exercisable for a period of 12 months after such termination (or until the earlier original expiration date of such options or stock appreciation rights) by the Executive or the Executive’s estate, and shall thereafter terminate and (ii) any restricted stock or restricted stock units shall become fully vested.

5. Change in Control Benefits. If at any time within two (2) years following a Change in Control (as defined below) the Executive’s employment is terminated other than for Cause, death or Disability or he resigns for Good Reason:

(a) the Executive is entitled to receive the following benefits payable in a lump sum within ten days following the Date of Termination:

(i) the Accrued Obligations; and

(ii) the amount equal to the product of (x) three and (y) the sum of (I) the Executive’s Annual Base Salary and (II) Executive’s Two Year Average Bonus; and

(b) for three years after the Executive’s Date of Termination, the Company shall continue medical and life insurance benefits to the Executive (and, if applicable, to any dependents of the Executive who received such benefits under his coverage prior to the Date of

Termination) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, that the Executive continues to make all required contributions; and

(c) if not previously vested in accordance with their terms, all Equity Awards shall become fully vested and exercisable.

If the Executive becomes entitled to payments under this Section 5, he will not be entitled to any payments or benefits under Section 4.

6. Definition of Change in Control. The term “Change in Control” as used in this Agreement shall mean the occurrence of any of the following:

(a) any “person” (as defined in Section 13(d)(3) of the 1934 Act), corporation or other entity (other than (i) the Company or Parent, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or Parent, or (iii) any company or other entity owned, directly or indirectly, by the holders of the voting stock of the Parent in substantially the same proportions as their ownership of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Parent, directly or indirectly, of more than 50% of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Parent;

(b) the sale of all or substantially all the Parent’s assets in one or more related transactions to a person or group of persons, other than such a sale (i) to a subsidiary which does not involve a change in the equity holdings of the Parent, or (ii) to an entity which has acquired all or substantially all the Parent’s assets (any such entity described in clause (i) or (ii), the “Acquiring Entity”) if, immediately following such sale, 50% or more of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Acquiring Entity (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Acquiring Entity) is beneficially owned by the holders of the voting stock of the Parent, and such voting power among the persons who were holders of the voting stock of the Parent immediately prior to such sale is, immediately following such sale, held in substantially the same proportions as the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Parent immediately prior to such sale;

(c) any merger, consolidation, reorganization or similar event of the Parent or any subsidiary as a result of which the holders of the voting stock of the Parent immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold 50% or more of the aggregate voting power of the capital stock of the surviving entity (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the surviving entity) and such voting power among the persons who were holders of the voting stock of the Parent immediately prior to such sale is, immediately following such sale, held in substantially the same proportions as the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Parent immediately prior to such sale;

(d) the approval by the Parent’s stockholders of a plan of complete liquidation or dissolution of the Parent;

(e) during any period of 24 consecutive calendar months, individuals who were directors of the Parent on the first day of such period, or whose election or nomination for election to the Board was recommended or approved by at least a majority of the directors then still in office who were directors of the Parent on the first day of such period, or whose election or nomination for election were so approved, shall cease to constitute a majority of the Board;

provided, however, that (i) in no event shall a Change in Control be deemed to have occurred in connection with the initial public offering of common stock of the Company or the Parent, and (ii) notwithstanding the foregoing, for each award subject to Section 409A of the Code, a Change in Control shall be deemed to occur with respect to such award only if a change in the ownership or effective control of the Parent or a change in the ownership of a substantial portion of the assets of the Parent shall also be deemed to have occurred under Section 409A of the Code, provided that this clause (ii) shall apply to such award only to the extent necessary to avoid adverse tax effects under Section 409A of the Code.

7. Excise Tax Gross Up.

(a) In the event that any payment or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) is made to the Executive, and it shall be determined that the Payment, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay the Executive an additional amount of cash (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax (as defined below), and any federal, state and local income tax, employment tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. For purposes of determining the amount of the Gross-Up Payment, unless the Executive specifies that other rates apply, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Executive’s Date of Termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b) All determinations to be made under this Section 7 shall be made by the Company’s independent public accounting firm immediately prior to the transaction subject to Section 280G of the Code or another independent public accounting firm selected by the Company prior to such date (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 20 days after the transaction subject to Section 280G of the Code. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to contest such claim effectively, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (b)) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (a), (b) and (c) above shall be borne solely by the Company.

(f) The Company shall pay the Gross-Up Payment as soon as practicable but in no event later than the end of the calendar year following the year in which the related Excise Tax is paid.

8. Section 409A – Six Month Delay on Separation From Service if Required. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s termination, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such Date of Termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

9. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. To the extent permitted by applicable law, the Company shall pay directly to the Executive all reasonable legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement. All expenses reimbursable pursuant to this Agreement shall be reimbursed as soon as practicable but in no event later than the end of the calendar year following the year in which the expenses were incurred.

10. Covenants. In order to induce the Company to enter into this Agreement, as a material condition of his employment by the Company, the Executive agrees as follows:

(a) Nonsolicitation and Noncompetition.

(i) Nonsolicitation. During the “Restricted Period” (as defined below), the Executive, on his own behalf or on behalf of any other person, partnership, corporation or other entity, will not, directly or indirectly, (i) intentionally solicit or induce or attempt to solicit or induce any employee, agent or consultant to terminate his or her relationship with the Company, or (ii) intentionally take any action to interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee, broker or employee or any other person or entity which has a business relationship with the Company. For purposes hereof, the “Restricted Period” means the period commencing on the date of this Agreement and terminating twelve (12) months following the termination of the Executive’s employment with the Company for any reason. As used in this Section 10, “Company” shall include the Company, the Parent and their affiliates.

(ii) Noncompetition. During the term of this Agreement and for two years thereafter, the Executive shall not engage in any Competitive Activity (as defined below). In the event of a Change in Control or a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, then provisions of this Section 10(a)(ii) shall not be effective. If the Executive engages in Competitive Activity in breach of this Section following the Date of Termination, then the Company shall be entitled, on a non-exclusive basis, and at the Company’s sole election, to (i) seek money damages to the extent they can reasonably be determined; and (ii) seek injunctive and equitable relief on both a provisional and permanent basis in accordance with Section 10(f) hereof. The Company shall give the Executive prior written notice of any perceived breach and 10 business days to cure prior to taking any action. As used in this Section, “Competitive Activity” means involvement in the management or operation of or control, direct or indirect, of a company that operates dry bulk vessels of which at least 80% (by number of ships) are Supramax class wherever such business is located in the world if such business is or reasonably could become a competitor of the Company at the time the Executive becomes affiliated with such company.

(b) Property of the Company.

(i) Proprietary Information. All right, title and interest in and to “Proprietary Information” (as defined below) will be and shall remain the sole and exclusive property of the Company. The Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company. If the Executive removes such materials or property in the performance of his duties, the Executive will return such materials or property to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property or any other oral or written information to which he may have access or become familiar in the course of his employment, except to the extent necessary in the performance of his duties. Upon termination of the Executive’s employment with the Company for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession and shall not retain any copies or other reproductions or extracts thereof except for historical financial or corporate information reasonably required to be retained for tax or related purposes. The foregoing restrictions and obligations under this Section 10(b) shall not apply to: (A) any Proprietary Information that is or becomes generally available to the public other than as a result of a disclosure by the Executive, (B) any information obtained by the Executive from a third party which the Executive has no reason to believe is violating any obligation of confidentiality to the Company, or (C) any information the Executive is required by law to disclose. In the event that the Executive is requested in any proceeding to disclose any Proprietary Information, the Executive agrees to give the Company prompt written notice of such request and the documents requested thereby so that the Company may seek an appropriate protective order. It is further agreed that if, in the absence of a protective order, the Executive is nonetheless, in the written opinion of his counsel, compelled to disclose Proprietary Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Executive may disclose such information to such tribunal without liability hereunder; provided, however, that the Executive must give the Company written notice of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, use all reasonable efforts to limit any such disclosure to the precise terms of such requirement and use all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

“Proprietary Information” means any and all information of the Company or of any subsidiary of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (A) all intellectual property and proprietary rights of the Company (including without limitation Intellectual Property) (B) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (C) business research, studies, procedures and costs, (D) financial data, (E) distribution methods, (F) marketing data, methods, plans and efforts, (G) the terms of contracts and agreements with customers, contractors and suppliers, (H) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (I) personnel information, (J) customer and vendor credit information, and (K) any information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

(ii) Intellectual Property. The Executive agrees that all “Intellectual Property” (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company any and all right, title or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive’s incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company or its designee as the Executive’s agent and attorney-in-fact, to act on her behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

“Intellectual Property” means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (B) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (F) all computer software (including data, source and object codes and related documentation), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to or used in connection with the business of the Company, or (2) as a result of tasks assigned to the Executive by the Company.

(c) Interpretation; Severability. The Executive has carefully considered the possible effects on the Executive of the confidentiality provisions and the other obligations contained in this Agreement and the Executive recognizes that the limitations are reasonable and necessary to protect the legitimate business interests, developing new Proprietary Information and Intellectual Property and developing goodwill of the Company. The parties hereto agree that if any portion of the above restrictive covenants are held to be unreasonable, arbitrary, against public policy, or for any other reason unenforceable, the covenants herein shall be considered diminishable both as to time and geographic area; each month for the specified period shall be deemed a separate period of time, and the restrictive covenants shall remain effective so long as the same is not unreasonable, arbitrary or against public policy, but in no event longer than the Restricted Period. The parties hereto agree that in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser period or geographic area which is determined to be reasonable, nonarbitrary and not against public policy having an effect as close as permitted by applicable law to the provision declared unenforceable shall be enforced against the Executive.

(d) Calculation of Time. The time period covered by the restrictive covenants contained in this Section 10 shall not include any period(s) of violation of any restrictive covenant.

(e) Independent Covenants. The covenants set forth in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any potential or alleged claim or cause of action of the Executive against the Company or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein. An alleged or actual breach of this Agreement by the Company shall not be a defense to enforcement of the provisions of this Section 10. It is acknowledged and agreed that the provisions of this Section 10 shall survive the termination of this Agreement.

(f) Injunction; Specific Performance. The Executive acknowledges that if he were to breach any of the provisions of this Section 10, it would result in an immediate and irreparable injury to the legitimate business interests of the Company for which monetary damages alone might not be an adequate remedy and that the amount of such damages may be difficult to determine. Therefore, the Executive agrees that if any such breach shall occur, if the Company so elects, and in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance, or any other form of equitable relief to remedy a breach or threatened breach of this Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights or remedies which the Company may have at law or in equity. If any action is brought by the Company pursuant to this Section 10, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees incurred in such action, the amount of such reasonable attorneys’ fees to be determined by the court and not a jury.

11. Successors. This Agreement is binding on and may be enforced by the Company or the Parent and their successors and assigns and is binding on and may be enforced by the Executive and the Executive’s heirs and legal representatives. The Company or the Parent shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company or the Parent would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous.

(a) This Agreement will be governed by the laws of the State of New York. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting the Borough of Manhattan in The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(b) Notices under this Agreement must be in writing and will be deemed to have been given (i) when personally delivered or (ii) three business days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, and will be addressed as follows:

If to the Executive:

Sophocles N. Zoullas

c/o Eagle Shipping International (USA) LLC

477 Madison Ave.

New York, NY 10022

With a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attn: M. William Munno, Esq.

If to the Company:

Eagle Shipping International (USA) LLC

477 Madison Ave.

New York, NY 10022

Attention: Mr. Alan Ginsberg

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Regina Olshan, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

(e) Subject to the provisions of Section 3(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or the Parent may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the parties with respect to the subject matter hereof except as otherwise specifically set forth in this Agreement.

13. Director’s and Officer’s Insurance; Indemnification.

(a) The Company shall indemnify the Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or Parent or any of its subsidiaries or affiliates.

(b) The Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company and the Parent or their affiliates, which such insurance shall be paid by the Company or the Parent.

14. Section 409A. If it is determined that any amount due the Executive under the terms of this Agreement has been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company and the Parent have caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

SOPHOCLES N. ZOULLAS

/s/ Sophocles N. Zoullas

EAGLE SHIPPING INTERNATIONAL (USA) LLC

By:	/s/ Alan S. Ginsberg
Name:	Alan S. Ginsberg
Title:	Chief Financial Officer

EAGLE BULK SHIPPING INC.

By:	/s/ Alan S. Ginsberg
Name:	Alan S. Ginsberg
Title:	Chief Financial Officer

Exhibit A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this      day of       ,       , among Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company (the “Company”), its parent Eagle Bulk Shipping Inc., a Marshall Islands corporation (the “Parent”) and Sophocles N. Zoullas (the “Executive”).

1.

Executive hereby voluntarily, knowingly and willingly releases and forever discharges the Company, its Parent and their subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Company Releases”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time Executive signs this Release; (b) arising prior to the time Executive signs this Release out of or relating to Executive’s employment with the Company, service as a member of the Board or the termination thereof; or (c) arising prior to the time Executive signs this Release out of or relating to (i) the Employment Agreement between the Company and the Executive, dated June 19, 2008, and (ii) any relevant agreement, contract, plan, practice, policy or program of the Company. This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other foreign, federal, state or local law or judicial decision, including, but not limited to, and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Company Releasees. The foregoing Release shall not apply to (i) claims that cannot be released under applicable law, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits; (ii) legally mandated benefits; (iii) vested benefits, if any, under any equity plan, qualified or nonqualified savings and pension plans in which Executive may have participated during his employment with the Company or its affiliates; (iv) any claim related to indemnification for acts performed while an officer or director of the Company or the Parent or their affiliates as permitted under applicable law and the bylaws of the Company or the Parent or their affiliates, as appropriate; or (v) any claim that may be raised by Executive in his capacity as an equity-holder of the Parent or its affiliates. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company or the Parent or any of the Company Releasees.

2.

Executive has a twenty-one (21) day period in which to consider the Release and shall have seven (7) additional days from the date of execution to revoke his consent to the Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following Executive’s execution of this Release. If no such revocation occurs, the Release shall become effective on the eighth (8th) day following Executive’s execution of this Release.

3.	This Release shall be governed and construed in accordance with the laws of New York, without reference to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, Executive, the Company and the Parent have executed the Release as of the date and year first written above.

SOPHOCLES N. ZOULLAS

EAGLE SHIPPING INTERNATIONAL (USA) LLC

By:
Name:
Title:

EAGLE BULK SHIPPING INC.

By:
Name:
Title:

2

Exhibit B

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE EAGLE BULK SHIPPING INC.

2005 STOCK INCENTIVE PLAN

This Restricted Stock Unit Award Agreement (the “RSU Award Agreement”) dated as of June 19, 2008 (the “Date of Grant”), is made by and between Eagle Bulk Shipping Inc., a Republic of the Marshall Islands company (the “Company”), and Sophocles N. Zoullas (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Eagle Bulk Shipping Inc., 2005 Stock Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Share Units. The Company hereby grants to the Participant 833,333 restricted stock units (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan.

2. Form of Payment and Vesting. Each RSU granted hereunder shall represent the right to receive one (1) share of Common Stock as of the date of vesting, with such vesting to occur ratably over five (5) years at 20% on each yearly anniversary of the date of grant, provided that no vesting shall occur after the termination of the Participant’s employment or service with the Company.

3. Restrictions.

(a) The RSUs granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture as described in Section 2 and until any additional requirements or restrictions contained in this RSU Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

(b) Upon the vesting of the RSUs, the shares subject to the RSUs shall be issued hereunder (provided, that such issuance is otherwise in accordance with federal and state securities laws) as soon as practicable thereafter, but in any case within two and one-half months after the taxable year (of the Participant or of the Company whichever is later) in which such vesting occurred.

4. Termination of Employment or Service.

(a) For Cause. If the Participant has a Termination of Affiliation for Cause, all of the Participant’s unvested RSUs shall be forfeited as of such date.

(b) On Account of Death or Disability. If the Participant has a Termination of Affiliation on account of death or Disability, then the Participant’s unvested RSUs shall vest and the shares subject to such RSUs shall be issued hereunder (provided, that such issuance is otherwise in accordance with federal and state securities laws) as soon as practicable thereafter, but in any case within two and one-half months after the taxable year (of the Participant or of the Company whichever is later) in which such termination occurred.

1

(c) Any Other Reason. Except as provided in Section 5 below, if the Participant has a Termination of Affiliation for any reason other than due to death or Disability, then the Participant’s unvested RSUs shall be forfeited as of such date.

5. Termination Following Change in Control.

(a) If the Participant has a Termination of Affiliation as a result of termination of employment by the Company without Cause, or by the Participant for Good Reason (as defined below) within 24 months following a Change in Control, then the Participant’s unvested RSUs shall vest and the shares subject to such RSUs shall be issued hereunder (provided, that such issuance is otherwise in accordance with federal and state securities laws) as soon as practicable thereafter, but in any case within two and one-half months after the taxable year (of the Participant or of the Company, whichever is later) in which such termination occurs.

(b) For purposes of the foregoing, “Good Reason” shall have the meaning set forth in the Employment Agreement between the Company and the Participant, dated June 19, 2008.

6. Voting; Dividend Equivalents. The Participant shall have no rights of a shareholder (including the right to distributions or dividends) until shares of Common Stock are issued pursuant to the terms of this RSU Award Agreement; provided, however, that the Participant shall receive payment of dividend equivalents with respect to the number of shares of Common Stock subject to the RSUs then held by him, to be paid in the same form as, and as soon as practicable following the same date as (but in any case within two and one-half months after the taxable year (of the Participant or of the Company whichever is later) in which such dividend is declared) the dividend is paid to holders of shares of Common Stock. Notwithstanding the foregoing, if the Participant has a Termination of Affiliation and some or all of his RSUs are forfeited in connection with said Termination of Affiliation, the Participant shall repay to the Company the amount of any dividend equivalents previously paid to him in respect to such forfeited RSUs and shall retain any dividend equivalents previously paid to him in respect of any RSUs which were vested as of said Termination of Affiliation.

7. RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

8. No Rights to Continuation of Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate Participant’s employment any time for any reason whatsoever, with or without cause.

2

9. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the payment of any RSU.

10. Section 409A Compliance. Notwithstanding anything to the contrary contained in this RSU Award Agreement, to the extent that the Board determines that the Plan or the RSU is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the RSU in order to cause the RSU to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

11. Governing Law. This RSU Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

12. RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon Participant and upon Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

13. No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by Participant.

14. Necessary Acts. Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

15. Entire RSU Award Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

16. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

17. Counterparts. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

3

18. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

EAGLE BULK SHIPPING, INC.
By
Print Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing RSU Award Agreement.

PARTICIPANT SOPHOCLES N. ZOULLAS
Signature
Print Name:
Address:

4